Filed pursuant to Rule 253(g)(2)

OFFERING CIRCULAR DATED March 5, 2021

Nouslogic Healthcare, Inc.

Nouslogic Healthcare, Inc. is offering to sell 135,000 Common Stock Shares at an aggregate selling price of $40.74 Per Share offered on a best efforts basis with a minimum funding amount of $700,000.

March 5, 2021

5150 Crenshaw Road #A150

Pasadena, Texas 77505

269-369-1788

https://www.nouslogichc.com/about

Up to 135,000 shares of Common Stock at $40.74 per share sold by a selling shareholder

	Price to public	Underwriting discount and commissions	Proceeds to issuer	Proceeds to other persons
Per share each:	$40.74	$2.85	$37.89	None
Total
Minimum	$700,000	$49,000	$651,000	None
Total
Maximum	$5,500,000	$385,000	$5,115,000	None

*US Capital Global Securities (“the Placement Agent”) shall be issued 3.5% of common stock in the form of warrants on a pro-rate basis as well as 7% in success fees

This Offering will terminate at the earlier of: (a) the date upon which the escrow agent confirms that it has received in escrow account gross proceeds of $5,500,000 in deposited funds; (b) March 5, 2022; or (c) the date upon which a determination is made by the company and the Placement Agent to terminate the Offering. This Offering is being conducted on a best-efforts basis with a minimum target of $700,000. The Company’s escrow agent will hold funds that are tendered by investors, and will re-disburse funds to investors if the minimum is not met.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 3-7.

Sales of these securities will commence on or about March 5, 2021 .

THIS DOCUMENT SHOULD BE READ IN CONJUNTION WITH THE FORM 1A, AS FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION  . THE FORM 1A CAN BE OBTAINED AT https://sec.report/Form/1-A.

The company is following the “Offering Circular” format of disclosure under Regulation A.

Risk Factors	Pages 3 -6
Development Stage	Page 3
Inadequacy of Funds	Page 3
Dependency on Management	Page 3
Risks with Expansion of the Business	Page 3
Customer Base & Market Acceptance	Page 4
Competition	Page 4
Risk of Borrowing	Page 4
Unanticipated Obstacles to the Business	Page 4
Management Decisions as to use of Funds	Page 4
Control by Management	Page 5
Return of Profits	Page 5
No Assurance of Protection of property Rights & Reliance on Trade Secrets	Page 5
Limited Transfer and Liability	Page 5
Broker Dealer Sale of Shares	Page 6
Long Term Nature of Investment	Page 6
No Current Market for Shares	Page 6
Compliance with SEC Laws	Page 6
Offering Price	Page 6
Management	Pages 7-8
Current Shareholders	Page 9
Litigation	Page 9
Transaction Summary	Page 9
Company Overview	Page 10
Financial Synopsis & Sources / Uses	Page 11
Nouslogic Healthcare	Page 12-19
Market and Competition	Page 20-22
Valuation & Comparables	Page 23-24
Financial Projections	Page 25
Management Team	Page 26
Risk Factors	Page 26
APPENDIX	Pages 27-45
Cap Table	Page 27
Audited Financials	Page 28-45
Exhibit Index & Signature Page	Page 46
Exhibit A Additional Disclosures	Attached
Exhibit B Form of Subscription Agreement	Attached

US Capital Global Securities	uscapglobalsecurities.com
555 Montgomery Street, Suite 1501	T +1 415 889 1010
San Francisco, CA 94111	F +1 415 358 5665

Risk Factors

Investing in shares of Nouslogic Healthcare, Inc. (the “Company”) is very risky. You should be able to bear a complete loss of your investment. You should carefully consider the following factors, including those listed in the accompanying business plan. See Risk Factors Section to more details.

Development Stage Business

The Company commenced operations in April 2015 and is organized as an ‘C’ Corporation under the laws of the State of Delaware. Accordingly, the Company has only a limited history upon which an evaluation of its prospects and future performance can be made. The Company’s proposed operations are subject to all business risks associated with new enterprises. The likelihood of the Company’s success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the expansion of a business, operation in a competitive industry, and the continued development of advertising, promotions and a corresponding customer base. There is a possibility that the Company could sustain losses in the future. There can be no assurances that Nouslogic Healthcare, Inc. will even operate profitably.

Inadequacy of Funds

Gross offering proceeds from the offering (the “Offering”) of a minimum of $2,500,000 and a maximum of $ $5,500,000 may be realized. Management believes that such proceeds will capitalize and sustain the Company sufficiently to allow for the implementation of the Company’s Business Plans. If only a fraction of this Offering is sold, or if certain assumptions contained in Management’s business plans prove to be incorrect, the Company may have inadequate funds to fully develop its business and may need debt financing or other capital investment to fully implement the Company’s business plans.

Dependence on Management

In the early stages of development the Company’s business will be significantly dependent on the Company’s management team. The Company’s success will be particularly dependent upon: Hoang H Nhu, and Vu Doan Theriot, MD. The loss of any one of these individuals could have a material adverse effect on the Company. See “MANAGEMENT” section.

Risks Associated with Expansion

The Company plans on expanding its business through the introduction of a sophisticated marketing campaign. Any expansion of operations the Company may undertake will entail risks. Such actions may involve specific operational activities, which may negatively impact the profitability of the Company. Consequently, shareholders must assume the risk that (i) such expansion may ultimately involve expenditures of funds beyond the resources available to the Company at that time, and (ii) management of such expanded operations may divert Management’s attention and resources away from its existing operations, all of which factors may have a material adverse effect on the Company’s present and prospective business activities.

US Capital Global Securities	uscapglobalsecurities.com
555 Montgomery Street, Suite 1501	T +1 415 889 1010
San Francisco, CA 94111	F +1 415 358 5665

Customer Base and Market Acceptance

While the Company believes it can develop a customer base through marketing to hospitals and the food preparation industry, the inability of the Company to develop such a customer base could have a material adverse effect on the Company. Although the Company believes that its products are unique over competitive products, no assurance can be given that the Company’s products will attain a degree of market acceptance on a sustained basis or that it will generate revenues sufficient for sustained profitable operations.

Competition

While there are other companies with hand hygiene tracking systems, Management believes that the Company’s system based on the latest Bluetooth Low Energy Technology is much more cost effective, and does not require installation modification. However, there is the possibility that new competitors can in the future produce competing products. Likewise, these new competitors could be better capitalized than the Company which could give them a significant advantage. There is the possibility that the competitors could capture significant market share of the Company’s intended market.

Risks of Borrowing

If the Company incurs indebtedness, a portion of its cash flow will have to be dedicated to the payment of principal and interest on such indebtedness. Typical loan agreements also might contain restrictive covenants, which may impair the Company’s operating flexibility. Such loan agreements would also provide for default under certain circumstances, such as failure to meet certain financial covenants. A default under a loan agreement could result in the loan becoming immediately due and payable and, if unpaid, a judgment in favor of such lender which would be senior to the rights of shareholders of the Company. A judgment creditor would have the right to foreclose on any of the Company’s assets resulting in a material adverse effect on the Company’s business, operating results or financial condition.

Unanticipated Obstacles to Execution of the Business

The Company’s business plans may change significantly. Many of the Company’s potential business endeavors are capital intensive and may be subject to statutory or regulatory requirements. Management believes that the Company’s chosen activities and strategies are achievable in light of current economic and legal conditions with the skills, background, and knowledge of the Company’s principals and advisors. Management reserves the right to make significant modifications to the Company’s stated strategies depending on future events.

Management Discretion as to Use of Proceeds

The net proceeds from this Offering will be used for the purposes described under “Use of Proceeds.” The Company reserves the right to use the funds obtained from this Offering for other similar purposes not presently contemplated which it deems to be in the best interests of the Company and its shareholders in order to address changed circumstances or opportunities. As a result of the foregoing, the success of the Company will be substantially dependent upon the discretion and judgment of Management with respect to application and allocation of the net proceeds of this Offering. Investors for the Shares offered hereby will be entrusting their funds to the Company’s Management, upon whose judgment and discretion the investors must depend.

US Capital Global Securities	uscapglobalsecurities.com
555 Montgomery Street, Suite 1501	T +1 415 889 1010
San Francisco, CA 94111	F +1 415 358 5665

Control By Management

As of August 1st, 2016 the Company’s Directors and Executive Officers owned approximately 94.15% of the Company’s outstanding Shares. Upon completion of this Offering, the Company’s Directors and Executive Officers will own approximately 84.2% of then issued and outstanding Shares, and will be able to continue to control Nouslogic Healthcare, Inc. Investor shareholders will own a minority percentage of the Company and will have minority voting rights. Investors will not have the ability to control either a vote of the Company’s Directors and Executive Officers. See “MANAGEMENT” section.

Return of Profits

The Company intends to retain any initial future earnings to fund operations and expand the Company’s business. The Company, therefore, does not anticipate declaring any dividends in the foreseeable future. A shareholder will be entitled to receive revenue profits proportionate to the amount of Shares held by that shareholder if and when the Company’s Management determines a profit distribution plan based upon the Company’s results of operations, financial condition, capital requirements, and other circumstances. See “DESCRIPTION OF SECURITIES” section.

No Assurances of Protection for Proprietary Rights; Reliance on Trade Secrets

In certain cases, the Company may rely on trade secrets to protect intellectual property, proprietary technology and processes, which the Company has acquired, developed or may develop in the future. There can be no assurances that secrecy obligations will be honored or that others will not independently develop similar or superior products or technology. The protection of intellectual property and/or proprietary technology through claims of trade secret status has been the subject of increasing claims and litigation by various companies both in order to protect proprietary rights as well as for competitive reasons even where proprietary claims are unsubstantiated. The prosecution of proprietary claims or the defense of such claims is costly and uncertain given the uncertainty and rapid development of the principles of law pertaining to this area. The Company, in common with other firms, may also be subject to claims by other parties with regard to the use of intellectual property, technology information and data, which may be deemed proprietary to others.

Limited Transferability and Liquidity

To satisfy the requirements of certain exemptions from registration under the Act, and to conform with applicable state securities laws, each investor must acquire his Shares for investment purposes only and not with a view towards distribution. Consequently, certain conditions of the Act may need to be satisfied prior to any sale, transfer, or other disposition of the Shares. Some of these conditions may include a minimum holding period, availability of certain reports, including financial statements from the Company’s limitations on the percentage of Shares sold and the manner in which they are sold. The Company can prohibit any sale, transfer or disposition unless it receives an opinion of counsel provided at the holder’s expense, in a form satisfactory to the Company, stating that the proposed sale, transfer or other disposition will not result in a violation of applicable federal or state securities laws and regulations. No public market exists for the Shares and no market is expected to develop. Consequently, owners of the Shares may have to hold their investment indefinitely and may not be able to liquidate their investments in the Company or pledge them as collateral for a loan in the event of an emergency.

US Capital Global Securities	uscapglobalsecurities.com
555 Montgomery Street, Suite 1501	T +1 415 889 1010
San Francisco, CA 94111	F +1 415 358 5665

Broker - Dealer Sales of Shares

The Company’s Common Stock Shares are not presently included for trading on any exchange, and there can be no assurances that the Company will ultimately be registered on any exchange. The NASDAQ Stock Market, Inc. has recently enacted certain changes to the entry and maintenance criteria for listing eligibility on the NASDAQ SmallCap Market. The entry standards require at least $4 million in net tangible assets or $750,000 net income in two of the last three years. The proposed entry standards would also require a public float of at least $1 million shares, $5 million value of public float, a minimum bid price of $2.00 per share, at least three market makers, and at least 300 shareholders. The maintenance standards (as opposed to entry standards) require at least $2 million in net tangible assets or $500,000 in net income in two of the last three years, a public float of at least 500,000 shares, a $1 million market value of public float, a minimum bid price of $1.00 per share, at least two market makers, and at least 300 shareholders.

No assurance can be given that the Common Stock Share of the Company will ever qualify for inclusion on the NASDAQ System or any other trading market until such time as the Management deem it necessary. As a result, the Company’s Common Stock Shares are covered by a Securities and Exchange Commission rule that opposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors. For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company’s securities and will also affect the ability of shareholders to sell their Shares in the secondary market.

Long Term Nature of Investment

An investment in the Company may be long term and illiquid. As discussed above, the offer and sale of the Shares will not be registered under the Act or any foreign or state securities laws by reason of exemptions from such registration, which depends in part on the investment intent of the investors. Prospective investors will be required to represent in writing that they are purchasing the Shares for their own account for long-term investment and not with a view towards resale or distribution. Accordingly, purchasers of Shares must be willing and able to bear the economic risk of their investment for an indefinite period of time. It is likely that investors will not be able to liquidate their investment in the event of an emergency.

No Current Market For Shares

There is no current market for the Shares offered in this private Offering and no market is expected to develop in the near future.

Compliance with Securities Laws

The Shares are being offered for sale in reliance upon certain exemptions from the registration requirements of the Securities Act, applicable Texas Securities Laws, and other applicable state securities laws. If the sale of Shares were to fail to qualify for these exemptions, purchasers may seek rescission of their purchases of Shares. If a number of purchasers were to obtain rescission, the Company would face significant financial demands, which could adversely affect the Company as a whole, as well as any non-rescinding purchasers.

Offering Price

The price of the Shares offered has been arbitrarily established by the Company, considering such matters as the state of the Company’s business development and the general condition of the industry in which it operates. The Offering price bears little relationship to the assets, net worth, or any other objective criteria of value applicable to the Company.

US Capital Global Securities	uscapglobalsecurities.com
555 Montgomery Street, Suite 1501	T +1 415 889 1010
San Francisco, CA 94111	F +1 415 358 5665

Management

At the present time, two individuals are actively involved in the management of the Company. The Directors and Executive Officers are:

●	Hoang H Nhu – CEO & Founder
●	Vu Doan Theriot, MD – President & Cofounder

Hoang H Nhu – CEO & Founder

Thirty years of hands-on experience in state-of-the-art product innovation and development of digital signal processing algorithms, SoC System-on-Chip architecture/design, wireless, mobile HW/SW application platform, and emerging technologies. Continuous proven track record in taking innovative products from ideas to development, mass production and market commercialization. Result-driven leadership and proven ability to work with a small team as well as manage team of 100s. Strong hands-on technical background with 11 issued patents and 6 pending patents.

Experience

Technologist, System Architect, SoC ASIC Chip Lead, Inventor, Entrepreneur

HP, Broadcom, DeviceLab, KoolTechs Inc

CEO and Founder

KoolTechs Inc

2013 – Present

NousLogic Inc.

2014 – Present

NousLogic Healthcare

2014 - Present

DeviceLab Inc.

2013 – 2014

●	Manage a HW/FW/SW team to architect and develop a cloud-based embedded system platform that interfaces with iOS/Android smart wireless “appcessories” (app + accessories) for health/fitness/medical devices

SoC ASIC Chip Lead

Broadcom

2000 – 2013 (13 years)

●	Developed audio/graphic/video signal processing algorithms; prototyped them in FPGA hardware, and designed in SoC System on Chip ASIC for high-volume production
Led a large team of multi-sites EE ASIC designers worldwide to produce many VLSI SoC from concept, to architecture, design, verification, fab, production and QA test. These VLSI multi-cores chips are used as main SoC in digital TV’s, digital Set-top boxes, and communications platforms by leading consumer and communications operator manufacturers.

SoC ASIC Chip lead

Hewlett Packard (Home Imaging Division)

January 1994 – September 2000 (6 years 9 months)

●	Architected, designed and managed HP’s first low-cost home-imaging copier SoC System-on-Chip from concept to mass production.

US Capital Global Securities	uscapglobalsecurities.com
555 Montgomery Street, Suite 1501	T +1 415 889 1010
San Francisco, CA 94111	F +1 415 358 5665

●	Led a team of SoC System-on-Chip EE designers in the design and mass production of HP’s pioneering PhotoSmart home-imaging printer/scanner/digital camera. HP PhotoSmart product launch marked the arrival of the digital photography era.

●	EE Manager in the most profitable division of HP: architected and developed the next-generation test system to test each HP inkjet cartridge as it comes out of the high-volume production line.

System Engineer

Applied Signal Technology

January 1992 – January 1994 (2 years 1 month)

●	Developed SW/FW signal processing algorithms and Hardware board/FPGA design for various companies and startups in Silicon Valley

R&D Engineer

Hewlett Packard , Instruments division

1984 – 1992 (8 years)

●	Developed DSP signal processing algorithms, system FPGA board and ASIC chip designs for Hewlett-Packard Dynamic Signal and Spectrum Analyzers

Vu Doan Theriot, MD

President & Cofounder

KoolTechs Inc.

2013 – Present

NousLogic Inc.

2014 – Present

NousLogic Healthcare Inc.

2014 - Present

President

Vu Doan Theriot, MD, PA

1989 – Present (25 years)

Family Physician

Management Compensation

There is no accrued compensation that is due any member of Management. Each Manager will be entitled to reimbursement of expenses incurred while conducting Company business. Each Manager may also be a shareholder in the Company and as such will share in the profits of the Company when and if revenues are disbursed. Management reserves the right to reasonably increase their salaries assuming the business is performing profitably and Company revenues are growing on schedule. Any augmentation of these salaries will be subject to the profitability of the Business and the effect on the Business cash flows. Management currently has no compensation and will not receive any salary until the company realizes net profit.

US Capital Global Securities	uscapglobalsecurities.com
555 Montgomery Street, Suite 1501	T +1 415 889 1010
San Francisco, CA 94111	F +1 415 358 5665

Current Shareholders

The following table contains certain information as of January 27, 2021 as to the number of Shares beneficially owned by (i) each person known by the Company to own beneficially more than 5% of the Company’s Shares, (ii) each person who is a Managing Officer of the Company, (iii) all persons as a group who are Directors and/or Officers of the Company, and as to the percentage of the outstanding Shares held by them on such dates and as adjusted to give effect to this Offering.

Name	Position	Current %	Post Offering Max %
Hoang H Nhu	CEO	65.9	53.2%
Vu D Theriot, MD	President	28.25	22.7%
Investors	Investors	5.85	24.1%

Litigation

The Company is not presently a party to any material litigation, nor to the knowledge of Management is any litigation threatened against the Company, which may materially affect the business of the Company or its assets.

TRANSACTION SUMMARY

COMPANY:	Nouslogic Healthcare, Inc.

HEADQUARTERS:	Houston, Texas, United States

COMPANY INDUSTRY:	Med-Tech Real Time Locating Solutions ( RLTS”)

TYPE OF SECURITY:	Shares of Stock (Reg A Tier 2)

TERM OF ENGAGEMENT:	12 Months

AMOUNT:	$5.5 Million

INVESTOR:	Per Regulation A Tier 2 Accredited Investors and Investors Investing No More Than 10% of their Annual Income or Net Worth

PRICE PER SHARE:	135,000 shares of Common Stock at $40.74 per Share (the “Original Purchase Price”).

MINIMUM INVESTMENT:	$10,000 Minimum Investment (245 Shares Minimum)

FILING FEES:	$~4,000 (Client to submit directly to SEC)

REG A COMPLIANCE FEES:	$10,000 (paid at time of engagement)

COSTS TO COMPLETE:	Including Consulting, Investor Relations, Marketing paid at First Close Initial Funding

US Capital Global Securities	uscapglobalsecurities.com
555 Montgomery Street, Suite 1501	T +1 415 889 1010
San Francisco, CA 94111	F +1 415 358 5665

MARKETING COSTS:	Costs shall be derived from fees Under contract with USCG Advisors, LLC

INVESTOR RELATION COSTS:	Costs shall be derived from fees Under contract with USCG Advisors, LLC

ADVISORY FEES:	At First Close Initial Funding

SUCCESS FEES:	7% & 3.5% Warrants (non-contingent)

PRE-MONEY VALUATION:	Fully diluted pre-money valuation of $34,000,000 and a fully diluted post-money valuation of $39,500,000, subject to change. Based on a sale of 13.5% of the Company s equity.

CAPITALIZATION:	The Company s capital structure before and after the Closing is set forth in the Appendix.

PLACEMENT AGENT:	US Capital Global Securities, LLC

COMPANY OVERVIEW

Nouslogic Healthcare, Inc., (‘Nouslogic’, or the ‘Company’), is a Real Time Locating Solutions (‘RTLS’) provider of innovative infection control, compliance, and monitoring technology for the healthcare, food service, and hospitality markets. Nouslogic’s patented Blue Tooth Low Energy (‘BLE’) mesh network creates a Healthcare Event Management System (‘HEMS’) and Remote Patient Monitoring (RPM) System to monitor and enforce compliance for critical hospital events such as infection control protocols (hand washing) and home-based vitals monitoring. In late 2020 the Company began to recognize revenue from the first of its 3 sales verticals, the sale and monthly utilization of their RPM (Remote Patient Monitoring) device. Initial trial sales of the system around the greater Houston area have resulted in significant current and future revenue for the company. The pace of use of the equipment, which requires a monthly access fee, far outpaced the projections carried within these financial documents. Expenses are in line with forecasted expectations and Management believes and the resulting margin, EBITDA, and other leading indicators of success may potentially be better than the forecasts contained herein.

US Capital Global Securities	uscapglobalsecurities.com
555 Montgomery Street, Suite 1501	T +1 415 889 1010
San Francisco, CA 94111	F +1 415 358 5665

FINANCIAL SYNOPSIS

Summary Consolidated
Currency USD
Unaudited By Management

	2021	2022	2023	2024	2025	Cumulative
Revenue	$12,033,474	$97,557,042	$216,081,537	$384,553,194	$721,693,842	$1,431,919,088
Year to year Growth (%)		710.71%	121.49%	77.97%	87.67%	98.41%
Total Operating Expenses	($6,302,847)	($51,910,421)	($115,210,555)	($198,266,445)	($350,699,031)	($722,389,298)
EBITDA Margin (% of total Sales)	52.38%	53.21%	53.32%	51.56%	48.59%	50.45%
EBITDA	$4,215,166	$45,646,620	$100,870,982	$186,286,749	$370,994,811	$708,014,329
% of Sales	35.03%	46.79%	46.68%	48.44%	51.41%	49.45%
Net Income	$3,329,981	$36,060,830	$79,688,075	$147,166,532	$293,085,901	$559,331,320
% of Sales Total	27.67%	36.96%	36.88%	38.27%	40.61%	39.06%

**Source: Nouslogic Financial Model 10.08.2020.xls

Nouslogic Revenue is broken in three separate parts; Installation, Database, and Service. On average, Installation provides the bulk of the Revenue at ~60%, while Database and Service provide ~37% and 3% respectively. After the initial Product & Sales ramp, Revenue growth is estimated at ~88% per year. This growth is expected to be primarily due to RPM Installation & Database Revenue. This Gross Margin Percentage of Nouslogic is estimated at ~51%, while the Net Profit Margin is forecasted at ~39%. The highest Operating Expense is Payroll, which is expected to decrease as a percent of Revenue due to operational efficiency. The total Effective Tax Rate is estimated to be ~21% per year.

SOURCES & USES

Transaction Summary:

Nouslogic is seeking $5,500,000 through private equity from individual or institutional investors by offering 135,000 shares of Common Stock at $40.74 per share. The Company will achieve a post money valuation of ~$39.5 million with new investment having ~13.5% ownership. Use of proceeds will be for commercial launch of the product to include key staffing, leasing of office space, sales & marketing efforts, legislative initiatives, and continued R&D of next generation products.

Sources & Use of Funds
Reg A Equity	$5,500,000	Personnel	$1,500,000
		Manufacturing /R&D	$1,250,000
		Legislative Initiative	$1,000,000
		Marketing	$750,000
		Banking Fees	$500,000
		Contingency	$500,000
Total Source	$5,500,000	Total Use	$5,500,000

US Capital Global Securities	uscapglobalsecurities.com
555 Montgomery Street, Suite 1501	T +1 415 889 1010
San Francisco, CA 94111	F +1 415 358 5665

Uses:

1. Personnel – includes payroll for 12 months

2. Manufacturing – includes COGS for 12 months

3. Marketing – Includes fixed marketing for 2 years

NOUSLOGIC HEALTHCARE

Nouslogic Healthcare, Inc. is the brainchild of Hoang Nhu. As an R&D executive in the early 2000s at Broadcom, a leading wireless semiconductor company, Mr. Nhu was always looking to the future. In 2005, he formed a small team of advisors to help him target low cost wireless technologies for emerging markets. Though they did not know it yet, this small team of advisors became the backbone of what would become Nouslogic Healthcare, Inc. Now, Nouslogic’s technology provides RTLS performance that can potentially result in better health and regulatory compliance, while increasing efficiency, leading to cost savings for the organization.

Nouslogic HEMS system targets forward looking institutions to help reduce infections, improve patient/customer/employee experience, eliminate CMS penalties, reduce liability, and save lives. HEMS has been demonstrated to dramatically improve hand washing compliance. Testing has demonstrated real world increases from 65% to over 90% compliance rates  with the addition of the HEMS system.1 Additionally, the HEMS architecture can be used for everything from enhancing maintenance and locating equipment, to securing maternity wards.

Nouslogic’s RPM Monitoring System uses the same technology to provide physicians the ability to monitor a patient’s vital statistics and drug interactions at home. The ability to monitor a patient in real time is a vital component for the management of chronic disease and the prevention of emergent events such as stroke. Due to the dramatic cost savings this technology can offer CMS (Center for Medicare and Medicaid studies) has recently authorized strong  reimbursement for the use of this technology.2 The 50M patients currently enrolled in Medicare make the largest single target market of any med tech launch in recent history.

Healthcare Event Management System - HEMS

Nouslogic has developed HEMS to system to provide real time monitoring and reporting of hand hygiene events through the propriety mesh network, wearer badges, and soap dispenser receivers. Information is provided in real time to a reporting dashboard that delivers instantaneous feedback to an organization’s leadership. Nouslogic will deploy a team to install the HEMS technology. Nouslogic will then monitor key activities through the system and the complimentary software that records the information. The system is plug and play and can be connected to any hand soap dispenser within the facility.

Multiple Applications

Nouslogic’s current baseline hospital mesh network technology serves as the backbone for expansion of products across various industries. The same technology that supports infection reduction in hospitals can be used for multiple other applications. In addition to the IRMS, users receive access to Nouslogic’s Service Enhancement System (‘SES’). The HEMS/SES allows instantaneous reporting of maintenance and equipment issues, generates reports for staff, and tracks completions. The hospital can choose to control this system entirely themselves, or to open it up for patient and visitor reporting. The expected end result is a more efficient hospital with higher patient safety and satisfaction. HEMS offers additional modules focused on patient throughput, maternity security, equipment locating, nursing and physician rounds, and patient interaction verification. Additional markets include industrial food preparation, restaurant, hospitality, and security.

1 65% compliance based on Bay Area Regional Hospital internal metrics. The rise to 90% compliance was taken directly from Nouslocic HEMS trial data reports.

2 https://www.cms.gov/medicare/physician-fee-schedule/search/overview

US Capital Global Securities	uscapglobalsecurities.com
555 Montgomery Street, Suite 1501	T +1 415 889 1010
San Francisco, CA 94111	F +1 415 358 5665

Potential Benefits for Hospitals

●	Reduces hospital acquired infections
●	Protection from CMS penalties
●	Works with existing protocols
●	Reduces liability/regulatory risk
●	Minimal maintenance/IT impact
●	Instant feedback to healthcare providers, management

REMOTE PATIENT MONITORING - RPM

Designed to service physicians and their 50M Medicare patients, the RPM System allows physicians to monitor patient vials, weight, Pulse Ox, Blood Glucose and more from the convenience of the patient’s home. This window into a patient’s daily status is instrumental in managing chronic conditions and predicting / treating emergent events. As a result of this demonstrated capability, and fueled by COVID 19, CMS has authorized extensive reimbursement for the use of this technology.

Remote Patient Monitoring (‘RPM’)

●	Communication Hub
●	Smart Scale
●	Smart Pill Bottle

US Capital Global Securities	uscapglobalsecurities.com
555 Montgomery Street, Suite 1501	T +1 415 889 1010
San Francisco, CA 94111	F +1 415 358 5665

●	Smart 7 Day Pill Box
●	Smart Blood Pressure Monitor
●	Smart Pulse Ox
●	Emergency Smart Card
●	Emergency Button

Current Status

●	HEMS/IRMS has been beta tested and validated over a six-month trial:

o	Currently awaiting installation date at Connecticut Children’s Hospital
o	Beta Testing

■	HEMS Efficacy

☐	Beta Test Background
☐	Houston Area Hospital
☐	6 Months of data
☐	Internal Metrics: 65% compliance prior to implementation.[3]

o	Beta Results

☐	Hygiene compliance rose to 92%[4]
☐	Sustained efficacy
☐	High reliability equipment performance

o	Now Covid-19 contract tracing capable
o	Now LTE/5G capable for public deployment
o	Connecticut Children’s is implementing HEMS/IRMS immediately

3 65% compliance based on Bay Area Regional Hospital internal metrics.

4

US Capital Global Securities	uscapglobalsecurities.com
555 Montgomery Street, Suite 1501	T +1 415 889 1010
San Francisco, CA 94111	F +1 415 358 5665

●	RPM has been validated and is in use in 29 Offices in Houston area

o	Current project run rate is projected to exceed $20M in 12 months
o	CMS payments established for RPM / improving for 2021
o	Ready for IMMEDIATE nationwide 1099 Contract Sales Launch

●	No FDA requirements for any component of systems. All accessories for RPM have received FDA 510K

●	Positioned for full-scale commercialization and sales

Revenue Model

Nouslogic’s revenue streams are (1) hospital revenue, (2) food franchise revenue, (3) hotel revenue, (4) independent dining revenue, and (5) other (grocery stores, etc.). For each of these revenue streams, the Company generates revenue in three ways: (1) installation revenue, (2) DB revenue, and (3) service revenue.

Sales Projections

Total Sources	5,500,000	100.00%	Total Uses		5,500,000	100.00%
Sales Summary
Year	Year 1	Year 2	Year 3	Year 4	Year 5	5-Year Sum
Hospital Revenue (Installation)	2,437,614	9,489,376	14,939,597	20,820,417	32,323,749	80,010,753
Hospital Revenue (Database)	210,772	2,908,797	7,974,702	15,364,805	26,380,279	52,839,354
Hospital Revenue (Service)	19,570	269,014	737,421	1,421,323	2,440,732	4,888,060
Food Franchise Revenue (Installation)	500,000	2,000,000	2,166,667	7,000,000	12,458,333	24,125,000
Food Franchise Revenue (Database)	115,714	425,000	1,300,000	2,912,500	5,631,250	10,384,464
Food Franchise Revenue (Service)	1,830	55,327	288,244	877,619	2,091,682	3,314,702
Hotel Revenue (Installation)	135,000	540,000	1,080,000	1,890,000	3,105,000	6,750,000
Hotel Revenue (Database)	10,125	114,750	351,000	786,375	1,520,438	2,782,688
Hotel Revenue (Service)	—	14,938	77,826	236,957	564,754	894,475
Independent Dinning Revenue (Installation)	1,200,000	4,800,000	9,600,000	9,600,000	27,600,000	52,800,000
Independent Dinning Revenue (Database)	494	1,020,000	3,120,000	6,990,000	13,515,000	24,645,494
Independent Dinning Revenue (Service)	4,393	132,786	691,786	2,106,286	5,020,036	7,955,286
Other (Grocery etc.) Revenue (Installation)	95,000	380,000	760,000	1,219,167	2,185,000	4,639,167
Other (Grocery etc.) Revenue (Database)	7,125	80,750	247,000	525,667	1,036,688	1,897,229
Other (Grocery etc.) Revenue (Service)	348	10,512	54,766	163,630	384,535	613,792
RPM Revenue (Installation)	2,720,000	15,150,000	20,070,000	26,865,000	54,000,000	118,805,000
RPM Revenue (Database)	4,575,488	60,165,792	152,622,528	285,773,448	531,436,368	1,034,573,624
Subtotal	12,033,474	97,557,042	216,081,537	384,553,194	721,693,842	1,431,919,088

Nouslogic Revenue is broken in three separate parts; Installation, Database, and Service. On average, Installation provides the bulk of the Revenue at ~60%, while Database and Service provide ~37% and 3% respectively. Typically, Data and Service start the month following Installation. The Revenue can be broken down into three main sections; Hospital & Hotel, Food & Dining, and RPM / Other. The Hospital and Hotel Installation Revenues are based upon the amount of beds, while the amount of Database Revenue is based upon the amount of rooms, and the Service Revenue is based upon a monthly fee. The projected growth for these is 4% per year. The Food & Dining Revenue is based upon the number of Employees. The Installation fee is $2,500 per 14 Employees, while the Database fee is 30% and the Service is 20%. The RPM Revenue is based upon the amount of accounts and a flat fee per account. This Gross Margin Percentage of Nouslogic is estimated at ~51%, while the Net Profit Margin is estimated at ~39%. The highest Operating Expense is Payroll, which is expected to decrease as a percent of Revenue due to operational efficiency.

US Capital Global Securities	uscapglobalsecurities.com
555 Montgomery Street, Suite 1501	T +1 415 889 1010
San Francisco, CA 94111	F +1 415 358 5665

Assumptions Worksheet :

Assumption		Metric	Detail
1	Revenue Mix - Installation	60%	This Revenue Stream provides about 60% the total revenue mix
2	Revenue Mix - Database	37%	This Revenue Stream provides about 37% the total revenue mix
3	Revenue Mix - Service	3%	This Revenue Stream provides about 3% the total revenue mix
4	Series ” A” Raise Amount	5,500,000	1.5M to Personnel Costs, 750K to Manufacturing, 500K Contingency Costs, 1M Legislative Costs, 750K Marketing Costs, 600k Banking Costs, 400K Other Costs
5	Capacity		Capacity Depends upon the type of beds
6	6-24 beds	25%	Average Capacity per month for new hospitals for this bed amount range
7	25-49 beds	58%	Average Capacity per month for new hospitals for this bed amount range
8	50-99 beds	49%	Average Capacity per month for new hospitals for this bed amount range
9	100-199 beds	49%	Average Capacity per month for new hospitals for this bed amount range
10	200-299 beds	25%	Average Capacity per month for new hospitals for this bed amount range
11	300-399 beds	16%	Average Capacity per month for new hospitals for this bed amount range
12	400-499 beds	8%	Average Capacity per month for new hospitals for this bed amount range
13	500+	16%	Average Capacity per month for new hospitals for this bed amount range
14	6-24 beds Installation Cost	1,000	The average Installation Cost for this bed amount range
15	25-49 beds Installation Cost	975	The average Installation Cost for this bed amount range
16	50-99 beds Installation Cost	950	The average Installation Cost for this bed amount range
17	100-199 beds Installation Cost	900	The average Installation Cost for this bed amount range
18	200-299 beds Installation Cost	850	The average Installation Cost for this bed amount range
19	300-399 beds Installation Cost	800	The average Installation Cost for this bed amount range
20	400-499 beds Installation Cost	750	The average Installation Cost for this bed amount range
21	500+ Installation Cost	700	The average database Cost for this bed amount range per room
22	6-24 beds Database Pricing	37	The average database Cost for this bed amount range per room
23	25-49 beds Database Pricing	36	The average database Cost for this bed amount range per room
24	50-99 beds Database Pricing	35	The average database Cost for this bed amount range per room
25	100-199 beds Database Pricing	34	The average database Cost for this bed amount range per room
26	200-299 beds Database Pricing	33	The average database Cost for this bed amount range per room
27	300-399 beds Database Pricing	32	The average database Cost for this bed amount range per room
28	400-499 beds Database Pricing	31	The average database Cost for this bed amount range per room
29	500+ Database Cost	30	The average database Cost for this bed amount range per room
30	6-24 beds Service Cost	3	The average monthly service Cost for this bed amount range

US Capital Global Securities	uscapglobalsecurities.com
555 Montgomery Street, Suite 1501	T +1 415 889 1010
San Francisco, CA 94111	F +1 415 358 5665

Assumption		Metric	Detail
31	25-49 beds Service Cost	3	The average monthly service Cost for this bed amount range
32	50-99 beds Service Cost	3	The average monthly service Cost for this bed amount range
33	100-199 beds Service Cost	3	The average monthly service Cost for this bed amount range
34	200-299 beds Service Cost	3	The average monthly service Cost for this bed amount range
35	300-399 beds Service Cost	3	The average monthly service Cost for this bed amount range
36	400-499 beds Service Cost	3	The average monthly service Cost for this bed amount range
37	500+ Service Cost	3	The average monthly service Cost for this bed amount range
38	Food and Hospitality Revenue Stream		There are four different areas for the Food and Hospitality Revenue Stream, Franchise Food, Hotel, Independent Dining & Other (Grocery, Etc)
39	Franchise Food Average Employees	16	The number of average employees for this Food and Hospitality Revenue Stream
40	Hotel Average Employees	11	The number of average employees for this Food and Hospitality Revenue Stream
41	Independent Dinning Average Employees	17	The number of average employees for this Food and Hospitality Revenue Stream
42	Other (Grocery, etc.) Average Employees	42	The number of average employees for this Food and Hospitality Revenue Stream
43	Franchise Food Database Pricing	16	The average database Cost for this Food and Hospitality Revenue Stream
44	Hotel Database Pricing	11	The average database Cost for this Food and Hospitality Revenue Stream
45	Independent Dinning Database Pricing	17	The average database Cost for this Food and Hospitality Revenue Stream
46	Other (Grocery, etc.) Database Pricing	42	The average database Cost for this Food and Hospitality Revenue Stream
47	Franchise Food Service Cost	16	The average monthly service Cost for this Food and Hospitality Revenue Stream
48	Hotel Service Cost	11	The average monthly service Cost for this Food and Hospitality Revenue Stream
49	Independent Dinning Service Cost	17	The average monthly service Cost for this Food and Hospitality Revenue Stream
50	Other (Grocery, etc.) Service Cost	42	The average monthly service Cost for this Food and Hospitality Revenue Stream
51	Installation Cost per 14 Employees	2,500	This Installation cost per 14 Employees
52	Franchise Food Installation (COGS)	285	This is the direct Cost of Goods Sold for this Revenue Stream
53	Franchise Food Maint (COGS)	86	This is the direct Cost of Goods Sold for this Revenue Stream
54	Hotel Installation (COGS)	285	This is the direct Cost of Goods Sold for this Revenue Stream
55	Hotel Maint (COGS)	86	This is the direct Cost of Goods Sold for this Revenue Stream
56	Independent Dinning Installation (COGS)	285	This is the direct Cost of Goods Sold for this Revenue Stream
57	Independent Dinning Maint (COGS)	86	This is the direct Cost of Goods Sold for this Revenue Stream
58	Other Installation (COGS)	285	This is the direct Cost of Goods Sold for this Revenue Stream
59	Other Maint (COGS)	86	This is the direct Cost of Goods Sold for this Revenue Stream
59	Hospital Market Capture Rate (over 5 years)	3%	The expected Market Capture Rate at the end of Year 5
60	RPM Market Capture Rate (over 5 years)	5%	The expected Market Capture Rate at the end of Year 5
61	Payroll Expenses	17%	The Total Expected Payroll Expenses (excluding fixed gross pay) is 17%
62	Marketing Expense Growth	10%	Marketing Expenses are expected to grow 10% annually
63	US Hospital Bed Growth	1%	The Total US Hospital Bed Growth is expected to 1% annually

US Capital Global Securities	uscapglobalsecurities.com
555 Montgomery Street, Suite 1501	T +1 415 889 1010
San Francisco, CA 94111	F +1 415 358 5665

Assumptions Worksheet :

Assumption		Metric	Detail
1	Revenue Mix -Installation	60%	This Revenue Stream provides about 60% of the total revenue mix
2	Revenue Mix -Database	37%	This Revenue Stream provides about 37% of the total revenue mix
3	Revenue Mix -Service	3%	This Revenue Stream provides about 3% of the total revenue mix
4	Series “A” Raise Amount	5,500,000	1.5M to Personnel Costs, 750K to Manufacturing, 500K Contingency Costs, 1M Legislative Costs, 750K Marketing Costs, 600K Banking Costs, 400K Other Costs
5	Capacity		Capacity depends upon the type of beds
6	6-24 beds	25%	Average Capacity per month for new hospitals for this bed amount range
7	25-49 beds	58%	Average Capacity per month for new hospitals for this bed amount range
8	50-99 beds	49%	Average Capacity per month for new hospitals for this bed amount range
9	100-199 beds	49%	Average Capacity per month for new hospitals for this bed amount range
10	200-299 beds	25%	Average Capacity per month for new hospitals for this bed amount range
11	300-399 beds	16%	Average Capacity per month for new hospitals for this bed amount range
12	400-499 beds	8%	Average Capacity per month for new hospitals for this bed amount range
13	500+	16%	Average Capacity per month for new hospitals for this bed amount range
14	6-24 beds Installation Cost	1,000	The average Installation Cost for this bed amount range
15	25-49 beds Installation Cost	975	The average Installation Cost for this bed amount range
16	50-99 beds Installation Cost	950	The average Installation Cost for this bed amount range
17	100-199 beds Installation Cost	900	The average Installation Cost for this bed amount range
18	200-299 beds Installation Cost	850	The average Installation Cost for this bed amount range
19	300-399 beds Installation Cost	800	The average Installation Cost for this bed amount range
20	400-499 beds Installation Cost	750	The average Installation Cost for this bed amount range
21	500+ Installation Cost	700	The average Installation Cost for this bed amount range
22	6-24 beds Database Pricing	37	The average database Cost for this bed amount range per room
23	25-49 beds Database Pricing	36	The average database Cost for this bed amount range per room
24	50-99 beds Database Pricing	35	The average database Cost for this bed amount range per room
25	100-199 beds Database Pricing	34	The average database Cost for this bed amount range per room
26	200-299 beds Database Pricing	33	The average database Cost for this bed amount range per room
27	300-399 beds Database Pricing	32	The average database Cost for this bed amount range per room
28	400-499 beds Database Pricing	31	The average database Cost for this bed amount range per room
29	500+ database Cost	30	The average database Cost for this bed amount range per room
30	6-24 beds Service Cost	3	The average monthly service Cost for this bed amount range

US Capital Global Securities	uscapglobalsecurities.com
555 Montgomery Street, Suite 1501	T +1 415 889 1010
San Francisco, CA 94111	F +1 415 358 5665

Assumption		Metric	Detail
31	25-49 beds Service Cost	3	The average monthly service Cost for this bed amount range
32	50-99 beds Service Cost	3	The average monthly service Cost for this bed amount range
33	100-199 beds Service Cost	3	The average monthly service Cost for this bed amount range
34	200-299 beds Service Cost	3	The average monthly service Cost for this bed amount range
35	300-399 beds Service Cost	3	The average monthly service Cost for this bed amount range
36	400-499 beds Service Cost	3	The average monthly service Cost for this bed amount range
37	500+ Service Cost	3	The average monthly service Cost for this bed amount range
38	Food and Hospitality Revenue Stream		There are four different areas for the Food and Hospitality Revenue Stream: Franchise Food, Hotel, Independent Dining, & Other (Grocery. Etc)
39	Franchise Food Average Employees	16	The number of average employees for this Food and Hospitality Revenue Stream
40	Hotel Average Employees	11	The number of average employees for this Food and Hospitality Revenue Stream
41	Independent Dinning Average Employees	17	The number of average employees for this Food and Hospitality Revenue Stream
42	Other (Grocery, etc.) Average Employees	42	The number of average employees for this Food and Hospitality Revenue Stream
43	Franchise Food Database Pricing	16	The average database Cost for this Food and Hospitality Revenue Stream
44	Hotel Database Pricing	11	The average database Cost for this Food and Hospitality Revenue Stream
45	Independent Dinning Database Pricing	17	The average database Cost for this Food and Hospitality Revenue Stream
46	Other (Grocery, etc.) Database Pricing	42	The average database Cost for this Food and Hospitality Revenue Stream
47	Franchise Food Service Cost	16	The average monthly service Cost for this Food and Hospitality Revenue Stream
48	Hotel Service Cost	11	The average monthly service Cost for this Food and Hospitality Revenue Stream
49	Independent Dinning Service Cost	17	The average monthly service Cost for this Food and Hospitality Revenue Stream
50	Other (Grocery, etc.) Service Cost	42	The average monthly service Cost for this Food and Hospitality Revenue Stream
51	Installation Cost per 14 Employees	2,500	This Installation cost per 14 Employees
52	Franchise Food Installation (COGS)	285	This is the direct Cost of Goods Sold for this Revenue Stream
53	Franchise Food Maint (COGS)	86	This is the direct Cost of Goods Sold for this Revenue Stream
54	Hotel Installation (COGS)	285	This is the direct Cost of Goods Sold for this Revenue Stream
55	Hotel Maint (COGS)	86	This is the direct Cost of Goods Sold for this Revenue Stream
56	Independent Dinning Installation (COGS)	285	This is the direct Cost of Goods Sold for this Revenue Stream
57	Independent Dinning Maint (COGS)	86	This is the direct Cost of Goods Sold for this Revenue Stream
58	Other Installation (COGS)	285	This is the direct Cost of Goods Sold for this Revenue Stream
59	Other Maint (COGS)	86	This is the direct Cost of Goods Sold for this Revenue Stream
59	Hospital Market Capture Rate (over 5 Years)	3%	The expected Market Capture Rate at the end of Year 5
60	RPM Market Capture Rate (over 5 Years)	5%	The expected Market Capture Rate at the end of Year 5
61	Payroll Expenses	17%	The Total Expected Payroll Expenses (excluding fixed gross pay) is 17%
62	Marketing Expense Growth	10%	Marketing Expenses are expected to grow 10% annually
63	US Hospital Bed Growth	1%	The Total US Hospital Bed Growth is expected to 1% annually

US Capital Global Securities	uscapglobalsecurities.com
555 Montgomery Street, Suite 1501	T +1 415 889 1010
San Francisco, CA 94111	F +1 415 358 5665

Exit Strategy

Nouslogic has identified a Merger & Acquisition (“M&A”) strategy as the preferred exit plan. The Company anticipates a potential M&A opportunity with one of their sales partners. In addition to an M&A, Nouslogic has identified technology liquidation as a possible strategy in the event of a negative contingency.

MARKET & COMPETITION

Target Market

Nouslogic is targeting the USD $1 billion hospital market, USD $10B Physician practice market and the USD $4 billion food and hospitality market. In 2015 the Center for Medicare & Medicaid Studies (‘CMS’) initiated the Hospital Acquired Condition Reduction Program (‘HACRP’). The program aimed to reduce hospital acquired infections by holding poor performing organizations fiscally accountable and penalizing the lowest quartile of hospitals with a 1% reduction in their Medicare reimbursement. These penalties can amount to millions of dollars per year for a small to mid-sized hospital, and the reduction in funding makes implementation of compliance programs fiscally challenging as less money is available to allocate to such programs. With over 6,210 hospitals in the United State with an average of 36,510,207 being admitted in 2019 alone, there has been a high demand for cleaner medical facilities across the nation. This demand has increased exponentially in 2020, due to the Covid-19 pandemic. With regulators making compliance even more difficult hospitals have become a continually watchful eye that could lead to even greater fees and penalties. Additionally, it should reduce the number of deaths related to in-hospital acquired infections.

In late 2019 CMS authorized 4 CPT codes to provide monthly payments to physicians for using Remote Patient Monitoring in support of Medicare patients. The COVID pandemic and subsequent lock down only further incentivized this use and reimbursement. The growth potential in this segment is unparalleled as demonstrated by Nouslogic’s Beta test which captured 29 accounts in 4 months and which can yield a projected run rate of $20M after 1 year.

Demand Generators

●	Covid-19: Massive public response to covid-19 pandemic places an enormous emphasis on hygiene compliance. Nouslogic addresses this issue with technology for compliance and patient tracing.

●	HACRP: Medicare now penalizes the bottom 20% of hospitals for patient infections acquired while admitted by repatriating Medicare payments. Deploying Nouslogic’s system can reduce the infections acquired in hospital, ultimately saving hospitals millions of dollars in revenue that would otherwise be repatriated back to Medicare.

●	Legislation: State and federal legislation mandating hygiene compliance technology is anticipated. Nouslogic is positioned to take advantage of state and federal requirements.

●	CPT Code and reimbursement established by CMS for 2020 and recently reconfirmed for 2021.

Competitive Advantage & Differentiators

Nouslogic has significant patent protection around its core technology having been granted two patents and one provisional at this time.

US Capital Global Securities	uscapglobalsecurities.com
555 Montgomery Street, Suite 1501	T +1 415 889 1010
San Francisco, CA 94111	F +1 415 358 5665

Granted	Title	Expiration
US9980082	Systems and method for tracking locations and activity	Feb 16, 2036
U59959242	Keys and sensors for daily consumer activities	May 7, 2033

Pending (Application Control Number)	Title	Filed
16/209,241	Sensors and systems for IoT and IFTTT applications & related methods	Dec 4, 2018

The single largest potential competitor (Swipe Sense) is currently under lawsuit for patent infringement and does not enjoy the level of protection of Nouslogic. With significant patent protection as well as trade knowledge it is somewhat unlikely that any competitor could find legal standing to challenge Nouslogic. The core technology developed by Nouslogic is not only protected but could take years to independently develop as Nouslogic has over 5 years or research and development, incorporating and 30 years of industry experience needed to produce the HEMS system.

The hygiene market is highly fragmented. Currently multiple companies provide various components for hand hygiene within the hospital market. Cardinal, Mckeeson, Purell, and dozens of others compete for dispensers and soap. If those companies were to attempt to create their own compliance system, they could largely be limited to their existing customer base.

HEMS and other RTLS sales are largely governed by C-suite decision makers. Though an early-stage company may have the ability to develop technology that can provide similar solutions to the HEMS architecture, it is could bedifficult for them to actively sell in this space. This is due largely to the fact that large scale hospital infrastructure and software contracts are controlled by the larger players in the MedTech field – Stryker, Cardinal, McKeenson, etc. Without an ability to work with these companies a strong barrier to entry exists. Nouslogic, however, has relationships with executives at many of these companies and is pursuing a partnership strategy that can turn this barrier to entry into a strategic advantage.

US Capital Global Securities	uscapglobalsecurities.com
555 Montgomery Street, Suite 1501	T +1 415 889 1010
San Francisco, CA 94111	F +1 415 358 5665

Competitors

Nouslogic Competitors
Reference	Company	Founded	Public	Size	Location	Business Description	Products	Acquisitions	Additional Info
1	Nouslogic	2013	Private	0-10 Employees	US	Real Time Locating Solutions (‘RTLS’) provider of innovative infection control, compliance, and monitoring technology for the healthcare, food service, and hospitality markets.	Patented Blue Tooth Low Energy (‘BLE’) mesh network creates a Healthcare Event Management System (‘HEMS’) and Remote Patient Monitoring (RPM) System to monitor and enforce compliance for critical hospital events such as infection control protocols (hand washing) and home-based vitals monitoring	N/A	N/A
2	HyGreen Inc	2005	Private	11-50 Employees	US	Offers electronic hand hygiene monitoring systems for hospitals, skilled nursing facilities, doctor's offices, restaurants, and educational institutions	Electronic device to monitor/record hand hygiene activities; remind healthcare workers to wash hands after treating patients; badge to record hand hygiene activities; bed monitor that monitors and reminds healthcare workers if they had forgotten to wash their hands; and a reporting system that records data of hand hygiene activities	Acquired by Biovigil	N/A
3	Biovigil	2006	Private	11-50 Employees	US	Developer of hygiene technologies intended to protect and improve patient and staff safety in hospitals.	Hand hygiene solutions with a simple room sensor, a plug-in base station and a small personnel use badge to detect and monitor hand washing events and automatically communicate compliance information to base stations, enabling hospitals and clinics to control infection and disease mitigation.	Acquired HyGreen Inc.	Latest deal amount $5Million
4	Proventix Systems	2007	Private	11-50 Employees	US	specializes in hand hygiene compliance rounding solutions and quality improvement	Proventix's nGage™ system is a radio frequency identification (RFID) network and user application. It collects and provides a hospital with hand hygiene data, allows clinicians to visualize individual hand hygiene compliance, and provides top-level and granular analytics with dashboards.	N/A	N/A
5	General Sensing Limited	2005	Private	11-50 Employees	US and Hong Kong	General Sensing is a healthcare IT solutions provider dedicated to helping organizations harness the power of sensor technology to transform their operations.	Comprehensive electronic hand hygiene compliance solution focused on accurately measuring the WHO's Five Moments of Hand Hygiene, specifically Moments 1 and 4, before and after patient touch. Clinically-tested and peer-reviewed MedSense alleviates the burden of visual observation with a fully-automated solution that improves hand hygiene compliance and reduces the spread of HAIs.	N/A	N/A
6	CenTrak	2003	Private	51-100 employees	US	CenTrak is the Real-Time Location System (RTLS) that provides precise and cost-effective location solutions for healthcare.	Real-Time Location System (RTLS)	Acquired by Halma	CenTrak was acquired by Halma for $140 million in 2016
7	Halma	1894	Public (HLMA:LN)	6992 employees	UK	Halma PLC is a health and safety sensor technology group which manufactures products that detect hazards and also protect assets and people at work in public and commercial buildings.	Technologies and products that are used for analysis in safety, environmental and leisure related markets, including water, to improve personal and public health.	Acquired CenTrak	Acquired CenTrak for $140 million in 2016
8	UltraClenz	1995	Private	not available	US	Manufacturer of hand hygiene compliance monitoring systems.	Sanitizer dispensers, patient safeguard systems, touch-free soap and door monitoring systems	Acquired by Ecolab	N/A
9	Ecolab	1923	Public (ECL)	not available	US	Develops and offers services, technology, and systems	Specializing in water tratment, purification, cleaning, and hygiene in a wide range of applications.	Acquired UltraClenz	Revenue $14.9 billion (2019)

References : (1) Nouslogic1; HyGreen Inc2; Biovigil3, (4) proventix Systems4, (5) general Sensing Limited5, (6) CenTrack6, (7) Halma7; (8) UltraClenz8, (9) Ecolab9

1 Source : https://uscapital.egnyte.com/negative/file/a42080b2-fe31-4f23-9d98-f63bfb56b448

2 Source : https://www.crunchbase.com/organization/hygreen

3 Source : https://pitchbook.com/profiles/company/100083-43

   https://www.crunchbase.com/organization/biovigil

4 Source : https://crunchbase.com/organization/proventix-systems

5 Source : https://www.crunchbase.com/organization/general-sensing

6 Source : https://www.crunchbase.com/organization/http-www-centrak-com

7 Source : https://www.bloomberg.com/profile/company/HLMA:LN

8 Source : https://pitchbook.com/profiles/company/167620-33

9 Source : https://www.ecolab.com/

US Capital Global Securities	uscapglobalsecurities.com
555 Montgomery Street, Suite 1501	T +1 415 889 1010
San Francisco, CA 94111	F +1 415 358 5665

VALUATION & COMPARABLES5

Summary of Valuation Docs

Nouslogic Healthcare, Inc
Valuation Model Workbook Key (Table of Contents)
Updated February 22, 2021

Spreadsheet Title	Workbook Tab Title
Section 1 - Valuation Summary
Table of Contents	Key
Valuation Summary	F1 - Valuation

Section 2 - Market Capitalization
Capitalization Table (Ownership Summary)	C1 - Market Capitalization
Stock Certificates	C2 - Stock Certificates
Stock Grants and Warrants	C3 - Grants & Warrants

Section 3 - Book Value
Use of Funds	BV1 - Use of Funds
Current Balance Sheet	BV2 - Balance Sheet

Section 4 - Market Comparables
Centrak Valuation	M1 - Centrak
Halyard Valuation	M2 - Halyard
Swipesense Valuation	M3 - Swipesense
Competitive Assessment Analysis	M4 - Competitive Assessment
Market Comparable Comparison	M5 - Comp Comparison

Section 5 - Discounted Cash Flow
Pro Forma Summary	DCF1 - Pro Forma
Cash Flow Summary	DCF 2 - Cash Flow
Operating P&L	DCF 3 - Operating P&L
Hospitality Revenues	DCF 4- Hospitality Revenues
Hospital Revenues	DCF 5 - Hospital Revenues
RPM Revenues	DCF 6 - RPM Revenues
Overhead Budget	DCF7 - Overhead
SG&A Budget	DCF8 - SG&A
Payroll Budget	DCF9 - Payroll
Marketing Budget	DCF10 - Marketing

Section 6 - Assumptions
Revenue & COS Assumptions	A1 - Rev & COS
Driver Assumptions	A2 - Driver Assumptions
RPM Revenue Share Model	A4 - RPM Revenue Share
Capacity Assumptions	A5 - Capacity
ROI Calculations	A6 - ROI
Installation and Market Share	A7 - Market Share
Marketing Budget Assumptions	A8 - Marketing Assumptions
Setup Cost Assumptions	A9 - Setup Costs
Sales Training Cost Assumptions	A10 - Sales Training

5 Source: Nouslogic Financial Model 2.11.2021.xls

US Capital Global Securities	uscapglobalsecurities.com
555 Montgomery Street, Suite 1501	T +1 415 889 1010
San Francisco, CA 94111	F +1 415 358 5665

Valuation

Nouslogic Healthcare, Inc

 Valuation Summary
Updated February 11, 2021

Valuation	Weighted Average			Type	Valuation	Weight		DCF Input Assumptions	STAT
Post Money	39,759,078			Market Capitalization	$39,113,985	55.00%		BETA	2
Pre-Money	34,259,078			Book Value	$5,012,222	39.00%		Discount Rate	19.47
				Market Comparisons	$147,268,333	5.00%		EBITDA Multiple	10.7
				DCF	$892,820,286	1.00%		Treasury Bond Rate	1.60%
						100%

Market Capitalization				Book Value		Market Comparisons		DCF
	Percent	Shares	Capitalization	Assets	EY
Founders	52.08%	500,000	20,370,000	Cash & Equivilents	5,012,222	Centrak	143,000,000	Year 1 FCF	3,329,981
Others (F/F Round))	6.74%	64,751	2,637,956	FFE		Halyard	710,000,000	Year 2 FCF	36,060,830
Seed (Atraza / Solis)	6.28%	60,337	2,458,129	Equity in 3rd party Co's.		Swipesense	30,610,000	Year 3 FCF	79,688,075
Series A	14.06%	135,000	5,499,900	Intellectual property				Year 4 FCF	157,602,312
Company Pool	20.83%	200,000	8,148,000		5,012,222	Subtotal	883,610,000	Year 5 FCF	293,085,901
Post Series A Shares	100%	960,088	18,743,985
				Liabilities
				Account Payables
				Other Current Liabilities
					—			Discount Rate	19.47%
								1	2,787,295
				Owner Equity	20,370,000			2	25,264,924
								3	46,732,256
Series A Share Price		$40.74						4	39,116,310
						Average	294,536,666.67	5	120,420,551
						Reduction for Stage 50%		Terminal Value	658,498,950
				Balance	5,012,222
Market Cap		39,113,985		Book Value	5,012,222	Comparative Value	147,268,333	DCF Value	892,820,285.60

http://people.stern.nyu.edu/adamodar/New_Home_Page/datafile/wacc.htm *Estimated beta that appropriately reflects the risk of company

http://people.stern.nyu.edu/adamodar/New_Home_Page/datafile/wacc.htm *uses basic weighted cost of capital worksheet from Damodaran/NYU

http://pages.stern.nyu.edu/~adamodar/New_Home_Page/datafile/vebitda.html *from list of multiples by industry from NYU

https://www.treasury.gov/resource-center/data-chart-center/interest-rates/pages/textview.aspx?data=yield

** Nouslogic Financial Model 2.11.2021.xls

US Capital Global Securities	uscapglobalsecurities.com
555 Montgomery Street, Suite 1501	T +1 415 889 1010
San Francisco, CA 94111	F +1 415 358 5665

FINANCIAL PROJECTIONS

Profit & Loss Projections

Year	Year 1	Year 2	Year 3	Year 4	Year 5	5-Year Sum
Hospital Revenue (Installation)	2,437,614	9,489,376	14,939,597	20,820,417	32,323,749	80,010,753
Hospital Revenue (Database)	210,772	2,908,797	7,974,702	15,364,805	26,380,279	52,839,354
Hospital Revenue (Service)	19,570	269,014	737,421	1,421,323	2,440,732	4,888,060
Food Franchise Revenue (Installation)	500,000	2,000,000	2,166,667	7,000,000	12,458,333	24,125,000
Food Franchise Revenue (Database)	115,714	425,000	1,300,000	2,912,500	5,631,250	10,384,464
Food Franchise Revenue (Service)	1,830	55,327	288,244	877,619	2,091,682	3,314,702
Hotel Revenue (Installation)	135,000	540,000	1,080,000	1,890,000	3,105,000	6,750,000
Hotel Revenue (Database)	10,125	114,750	351,000	786,375	1,520,438	2,782,688
Hotel Revenue (Service)	—	14,938	77,826	236,957	564,754	894,475
Independent Dinning Revenue (Installation)	1,200,000	4,800,000	9,600,000	9,600,000	27,600,000	52,800,000
Independent Dinning Revenue (Database)	494	1,020,000	3,120,000	6,990,000	13,515,000	24,645,494
Independent Dinning Revenue (Service)	4,393	132,786	691,786	2,106,286	5,020,036	7,955,286
Other (Grocery etc..) Revenue (Installation)	95,000	380,000	760,000	1,219,167	2,185,000	4,639,167
Other (Grocery etc..) Revenue (Database)	7,125	80,750	247,000	525,667	1,036,688	1,897,229
Other (Grocery etc..) Revenue (Service)	348	10,512	54,766	163,630	384,535	613,792
RPM Revenue (Installation)	2,720,000	15,150,000	20,070,000	26,865,000	54,000,000	118,805,000
RPM Revenue (Database)	4,575,488	60,165,792	152,622,528	285,773,448	531,436,368	1,034,573,624
Subtotal	12,033,474	97,557,042	216,081,537	384,553,194	721,693,842	1,431,919,088
Financial Summary
(In USD)
COGS - Direct Labor, Referral Fees	(5,545,117)	(47,639,429)	(109,613,289)	(192,123,018)	(343,805,602)	(698,726,454)
Operating Profit	6,488,357	49,917,613	106,468,248	192,430,176	377,888,241	733,192,634
Gross Operating Profit	53.92%	51.17%	49.27%	50.04%	52.36%	51.20%

Expenses (Overhead)	288,020	316,822	348,504	383,355	421,690	1,758,391
Payroll Costs	1,358,970	3,265,350	4,491,060	4,926,600	5,554,920	19,596,901
Marketing	626,200	688,820	757,702	833,472	916,819	3,823,014
EBITDA	4,215,166	45,646,620	100,870,982	186,286,749	370,994,811	708,014,329
EBITDA Margin %	35.03%	46.79%	46.68%	48.44%	51.41%	49.45%
Post EBITDA Adjustments
Tax @ 21% (Loss Carry)/Depreciation/Interest	(885,185)	(9,585,790)	(21,182,906)	(39,120,217)	(77,908,910)	(148,683,009)
Net Income (Free Cash Flow)	3,329,981	36,060,830	79,688,075	147,166,532	293,085,901	559,331,320
NP Margin %	27.67%	36.96%	36.88%	38.27%	40.61%	39.06%

Nouslogic Revenue is broken in three separate parts; Installation, Database, and Service. On average, Installation provides the bulk of the Revenue at ~60%, while Database and Service provide ~37% and 3% respectively. After the initial Product & Sales ramp, Revenue growth normalizes at ~88% per year. This high growth is primarily due to RPM Installation & Database Revenue. This Gross Margin Percentage of Nouslogic is ~51%, while the Net Profit Margin is ~39%. The highest Operating Expense is Payroll, which decreases as a percent of Revenue due to operational efficiency. The total Effective Tax Rate is estimated to be ~21% per year.

US Capital Global Securities	uscapglobalsecurities.com
555 Montgomery Street, Suite 1501	T +1 415 889 1010
San Francisco, CA 94111	F +1 415 358 5665

MANAGEMENT TEAM

Hoang Nhu, Co-Founder & Chief Technology Officer

●	30+ years in technology and communications industries
●	Previously held executive engineering positions for companies including Hewlett Packard & Broadcom
●	Numerous patents in IT space including multiple to support Nouslogic’s Healthcare Event Management System
●	Undergraduate engineering degree from California Polytech, graduate engineering degree from University of Washington

Dr. Vu Theriot, Co-Founder, President, & Chief Medical Officer

●	25+ years of experience in family medicine
●	Expertise in communicable disease
●	Undergraduate Chemical Engineering degree from the University of Houston
●	MD from the Baylor College of Medicine

Gavin West, Business Advisor, Incoming CEO

●	20+ years of leadership experience in both Fortune 500 and early stage companies
●	Led/advised Gen1 Research, Hydor Healthcare, PerSys Medical, Envoy Medical, Revent Medical
●	Undergraduate degree from the United States Naval Academy
●	Graduate of Johns Hopkins Carey School of Business
●	Former Marine Officer with multiple combat tours in infantry, intel, and special operations roles

RISK FACTORS

RISK FACTORS

The overall risk for entry into the RTLS segment is relatively low compared to other offerings in the healthcare sector. As an FDA Exempt device that does not directly interact with patients, even though it contributes to their wellbeing, HEMS has no FDA reporting or compliance requirements. This is a marked advantage over other entries into patient management and significantly reduces the risk of recall, lawsuit, and general consumer scrutiny.

US Capital Global Securities	uscapglobalsecurities.com
555 Montgomery Street, Suite 1501	T +1 415 889 1010
San Francisco, CA 94111	F +1 415 358 5665

APPENDIX

Capitalization Table

Nouslogic Capitalization Table
Shareholder	Founders / F&F	Seed	Seies A	Total	Percent of Total
Hoang Nhu	350,000			350,000	36.45%
Vu Theriot	150,000			150,000	15.62%
Other Investors	64,751			64,751	6.74%
Compay Incentvie Pool (Unassigned)			200,000	200,000	20.83%
Gustavo Artaza		30,942		30,942	3.22%
Manual Solis		29,395		29,395	3.06%
Series A (Current Offering)			135,000	135,000	14.06%
Total	564,751	60,337	335,000	960,088	100.00%

Source: Nouslogic Corporate Governance Documents

US Capital Global Securities	uscapglobalsecurities.com
555 Montgomery Street, Suite 1501	T +1 415 889 1010
San Francisco, CA 94111	F +1 415 358 5665

NOUSLOGIC HEALTHCARE INC

Financial Statements For The Year Ended December 31, 2019 & 2018

TOGETHER WITH INDEPENDENT ACCOUNTANT AUDIT REPORT

US Capital Global Securities	uscapglobalsecurities.com
555 Montgomery Street, Suite 1501	T +1 415 889 1010
San Francisco, CA 94111	F +1 415 358 5665

Description

Independent Accountant Audit Report

Profit & Loss Statement

Balance sheet

Statement of Cashflows

Notes to Accompanied Financial Statements

US Capital Global Securities	uscapglobalsecurities.com
555 Montgomery Street, Suite 1501	T +1 415 889 1010
San Francisco, CA 94111	F +1 415 358 5665

INDEPENDENT ACCOUNTANT AUDIT REPORT

To the Board of Directors of NOUSLOGIC HEALTHCARE INC

We have audited the accompanying financial statements of NOUSLOGIC HEALTHCARE INC which comprise the Balance Sheets as of December 31, 2019 and December 31, 2018, and the related Profit & Loss Statements, and Statement of Cashflows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America, this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that a re free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Auditor’s Conclusion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NOUSLOGIC HEALTHCARE INC as of December 31, 2018 and December 31,2018, and the results of its operations and its cash flows for the period then ended in accordance with accounting principles generally accepted in the United States of America.

Omar Alnuaimi, CPA

Naperville, IL
February 9, 2021

US Capital Global Securities	uscapglobalsecurities.com
555 Montgomery Street, Suite 1501	T +1 415 889 1010
San Francisco, CA 94111	F +1 415 358 5665

NOUSLOGIC HEALTHCARE INC

PROFIT & LOSS STATEMENT

FOR THE YEAR ENDED DECEMBER 31, 2019 & 2018

	2019	2018
Revenue
Sales	25,975	2,222
Total Revenue	25,975	2,222

Gross Profit	25,975	2,222

Operating Expense
Advertising & Marketing Expense	836	1,522
Bank & Merchant Fees	1,008	40
Computer & Software Expense	711	—
Supplies (Manufacturing) Expense	45,797	50,477
Meals and Entertainment	100	22
Membership & Subscription Expense	343	—
Outside Labor - Subcontractors	187,920	191,455
Postage & Shipping Expense	1,953	931
Professional Fees	—	7,883
Professional Fees - Consulting	27,107	44,690
Professional Fees - Legal	5,693	—
Supplies Expense	2,378	3,312
Taxes & Licenses	6,385	1,097
Travel Expense	—	469
Utilities Expense	424	173
Total Operating Expenses	280,655	302,072

Net Income From Operations	(254,680)	(299,850)

Other Income (Expense)
Depreciation & Amortization	(215)	(215)
Misc. Expense	(2,922)	(2,758)
Interest Income	1,602	968

Net Income Before Provision for Income Tax	(256,215)	(301,854)

Provision for Income Taxes	—	—

Net Income (Loss)	$(256,215)	$(301,854)

US Capital Global Securities	uscapglobalsecurities.com
555 Montgomery Street, Suite 1501	T +1 415 889 1010
San Francisco, CA 94111	F +1 415 358 5665

NOUSLOGIC HEALTHCARE INC

BALANCE SHEET

DECEMBER 31, 2019 & DECEMBER 31, 2018

	12/31/19	12/31/18
ASSETS

CURRENT ASSETS
Cash and Cash Equivalents	$40,267	$296,566
Other Current Assets	2,040	1,957
TOTAL CURRENT ASSETS	42,307	298,523

NON-CURRENT ASSETS
Fixed Assets - Equipment	2,579	2,579
Less: Accumulated Depreciation	(215)	(215)
Fixed Assets - Equipment (net)	2,364	2,364

TOTAL NON-CURRENT ASSETS	2,364	2,364

TOTAL ASSETS	44,671	300,887

LIABILITIES AND OWNER'S EQUITY

CURRENT LIABILITIES
TOTAL CURRENT LIABILITIES	—	—

NON-CURRENT LIABILITIES
TOTAL NON-CURRENT LIABILITIES	—	—

TOTAL LIABILITIES	—	—

OWNER'S EQUITY
Common Stock ($0.001 par value, 825,008 shares issued and outstanding, 1,000,000 authorized)	825	825
Common Stock - APIC	1,224,175	1,224,175
Retained Earnings (Deficit)	(924,113)	(622,259)
Net Income (Loss)	(256,215)	(301,854)
TOTAL SHAREHOLDERS' EQUITY	44,671	300,887

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$44,671	$300,887

US Capital Global Securities	uscapglobalsecurities.com
555 Montgomery Street, Suite 1501	T +1 415 889 1010
San Francisco, CA 94111	F +1 415 358 5665

NOUSLOGIC HEALTHCARE INC

STATEMENT OF CASHFLOWS

FOR THE YEAR ENDED DECEMBER 31, 2019 & 2018

	2019	2018
OPERATING ACTIVITIES
Net Income	$(256,215)	$(301,854)
Non-Cash Adjustments
Increase in Accumulated Deprecation	215	215
Increase in Other Current Assets	(83)	(567)
Other Adjustments	(216)
Decrease in Company Credit Card	—	(2,740)

NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES	(256,299)	(304,947)

INVESTING ACTIVITIES
	—	—

NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES	—	—

FINANCING ACTIVITIES
	—	—

NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	—	—

NET INCREASE (DECREASE) IN CASH	(256,299)	(304,947)
CASH AT BEGINNING OF PERIOD	296,566	601,513
CASH AT END OF PERIOD	$40,267	$296,566

US Capital Global Securities	uscapglobalsecurities.com
555 Montgomery Street, Suite 1501	T +1 415 889 1010
San Francisco, CA 94111	F +1 415 358 5665

NOUSLOGIC HEALTHCARE INC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019 & 2018

NOTE A – ORGANIZATION AND NATURE OF ACTIVITIES

NOUSLOGIC HEALTHCARE INC (the “Company”) is a medical services provider/supplier in the Real Time Location Service (RTLS) market. The Company specializes in BLE (Blue Tooth Low Energy) mesh network which creates a Healthcare Event Management System capable of monitoring and enforcing compliance for critical hospital events such as infection control protocols (hand washing) and remote patient monitoring. The system is also tailored and scalable for immediate deployment in the Food Service / Hospitality market to take advantage of market trends post COVID -19 health compliance requirements.

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). As a result, the Company records revenue when earned and expenses when incurred.

Use of Estimates

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosures of contingent assets and liabilities and other items, as well as the reported revenues and expenses. Actual results could differ from those estimates.

Risks and Uncertainties

The Company has a limited operating history. The Company’s business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include, recession, downturn or otherwise, local competition or changes in consumer taste. These adverse conditions could affect the Company’s financial condition and the results of its operations.

Cash and Cash Equivalents

Cash and any cash equivalents include all cash balances, and highly liquid investments with maturities of three months or less when purchased

Property and Equipment (Fixed Assets)

Purchase of property and equipment are recorded at cost. Improvements and replacements of property and equipment are capitalized. All direct labor costs that have been identified in the installation or modification of specific equipment are capitalized. Maintenance and repairs that do not improve or extend the lives of property and equipment are charged to expense as incurred.

US Capital Global Securities	uscapglobalsecurities.com
555 Montgomery Street, Suite 1501	T +1 415 889 1010
San Francisco, CA 94111	F +1 415 358 5665

NOUSLOGIC HEALTHCARE INC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019 & 2018

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Revenue Recognition

Revenues are primarily derived from franchise fees (one-time and recurring fees) and training and support fees collected from franchisees. Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, or services have been rendered, the seller’s price to the buyer is fixed or determinable, and collectability is reasonable assured. The determination of whether fees and fixed or determinable and collection is reasonable assured involves the use of assumptions. Arrangement terms and customer information are evaluated to ensure that these criteria are met prior to recognition of revenue.

Income Taxes

The Company applies ASC 740 Income Taxes (“ASC 740”). Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any and the change during the period in deferred tax assets and liabilities. ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position is recognized only if it is “more likely than not” that the position is sustainable upon examination by the relevant taxing authority based on its technical merit.

The Company is subject to tax filing requirements as a corporation in the federal jurisdiction of the United States. The Company sustained net operating losses during fiscal year 2019 & 2018. Net operating losses will be carried forward to reduce taxable income in future years. Due to management’s uncertainty as to the timing and valuation of any benefits associated with the net operating loss carryforwards, the Company has elected to recognize an allowance to account for them in the financial statements but has fully reserved it. Under current law, net operating losses may be carried forward indefinitely.

Advertising Expenses

The Company expenses advertising costs as they are incurred.

Commitments and Contingencies

The Company is not currently involved with and does not know of any pending or threatening litigation against the Company or its members

US Capital Global Securities	uscapglobalsecurities.com
555 Montgomery Street, Suite 1501	T +1 415 889 1010
San Francisco, CA 94111	F +1 415 358 5665

NOUSLOGIC HEALTHCARE INC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019 & 2018

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Sales Taxes

The Company records sales and other taxes collected from customers and subsequently remitted to government authorities as accounts receivable with a corresponding offset to sales tax payable. The Company removes the sales tax payable balances from the balance sheet as cash is collected from the customer and remitted to the tax authority.

NOTE C – EQUITY

Common Stock

Under the articles of incorporation, the total number of common shares of stock that the Corporation shall have authority to issue is one million shares (1,000,000), all of which consist of shares of Class A Common Stock, $0.001 par value per share. As of December 31, 2019 & 2018, 825,008 shares have been issued and are outstanding.

NOTE D – CONCENTRATIONS OF RISK

Financial instruments that potentially subject the Company to credit risk consist of cash and cash equivalents. The Company places its cash and any cash equivalents with a limited number of high-quality financial institutions and do not exceed the amount of insurance provided on such deposits.

NOTE E – SUBSEQUENT EVENTS

Management has evaluated subsequent events through February 9, 2021, the date on which the financial statements were available to be issued. Management has determined that none of the events occurring after the date of the balance sheet through the date of Management’s review substantially affect the amounts and disclosure of the accompanying financial statements.

US Capital Global Securities	uscapglobalsecurities.com
555 Montgomery Street, Suite 1501	T +1 415 889 1010
San Francisco, CA 94111	F +1 415 358 5665

NOUSLOGIC HEALTHCARE INC

Financial Statements For The Year Ended December 31, 2020

US Capital Global Securities	uscapglobalsecurities.com
555 Montgomery Street, Suite 1501	T +1 415 889 1010
San Francisco, CA 94111	F +1 415 358 5665

Description

Independent Accountant Letter

Profit & Loss Statement

Balance Sheet

Statement of Cashflows

Notes to Accompanied Financial Statements

US Capital Global Securities	uscapglobalsecurities.com
555 Montgomery Street, Suite 1501	T +1 415 889 1010
San Francisco, CA 94111	F +1 415 358 5665

INDEPENDENT ACCOUNTANT LETTER

To the Board of Directors of NOUSLOGIC HEALTHCARE INC

Management is responsible for the accompanying financial statements of NOUSLOGIC HEALTHCARE INC which comprise the Balance Sheets as of December 31,2020, and the related Profit & Loss Statements, and Statement of Cashflows for the years then ended, and the related notes to the financial statements in accordance with accounting principles generally accepted in the United States of America. I have performed a compilation engagement in accordance with Statements on Standards for Accounting and Review Services promulgated by the Accounting and Review Services Committee of the AICPA. I did not audit or review the financial statements nor was I required to perform any procedures to verify the accuracy or completeness of the information provided by management Accordingly, I do not express an opinion, a conclusion, nor provide any form of assurance on these financial statements.

Omar Alnuaimi, CPA

Naperville, lL

February 9, 2021

US Capital Global Securities	uscapglobalsecurities.com
555 Montgomery Street, Suite 1501	T +1 415 889 1010
San Francisco, CA 94111	F +1 415 358 5665

NOUSLOGIC HEALTHCARE INC

PROFIT & LOSS STATEMENT

FOR THE YEAR ENDED DECEMBER 31, 2020

Revenue
Sales	48,375
Sales - RPM Devices	26,114
Total Revenue	74,489

Gross Profit	74,489

Operating Expense
Computer & Software Expense	1,044
Supplies (Manufacturing) Expense	970
Outside Labor - Subcontractors	65,163
Postage & Shipping Expense	1,064
Professional Fees	25,000
Professional Fees - Consulting	36,000
Supplies Expense	5,453
Taxes & Licenses	6,450
Total Operating Expenses	141,144

Net Income From Operations	(66,655)

Other Income (Expense)
Depreciation & Amortization	(215)
Misc. Expense	(245)
Interest Income	59

Net Income Before Provision for Income Tax	(67,056)

Provision for Income Taxes	—

Net Income (Loss)	$(67,056)

US Capital Global Securities	uscapglobalsecurities.com
555 Montgomery Street, Suite 1501	T +1 415 889 1010
San Francisco, CA 94111	F +1 415 358 5665

NOUSLOGIC HEALTHCARE INC

BALANCE SHEET

DECEMBER 31, 2020

ASSETS

CURRENT ASSETS
Cash and Cash Equivalents	$7,050
Other Current Assets	2,201
TOTAL CURRENT ASSETS	9,251

NON-CURRENT ASSETS
Fixed Assets - Equipment	2,579
Less: Accumulated Depreciation	(215)
Fixed Assets - Equipment (net)	2,364

TOTAL NON-CURRENT ASSETS	2,364

TOTAL ASSETS	11,615

LIABILITIES AND OWNER'S EQUITY

CURRENT LIABILITIES
Loan Due to Shareholders	34,000
TOTAL CURRENT LIABILITIES	34,000

NON-CURRENT LIABILITIES
TOTAL NON-CURRENT LIABILITIES	—

TOTAL LIABILITIES	34,000

OWNER'S EQUITY
Common Stock ($0.001 par value, 825,008 shares issued and outstanding, 1,000,000 authorized)	825
Common Stock - APIC	1,224,175
Retained Earnings (Deficit)	(1,180,329)
Net Income (Loss)	(67,056)
TOTAL SHAREHOLDERS' EQUITY	(22,385)

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$11,615

US Capital Global Securities	uscapglobalsecurities.com
555 Montgomery Street, Suite 1501	T +1 415 889 1010
San Francisco, CA 94111	F +1 415 358 5665

NOUSLOGIC HEALTHCARE INC

STATEMENT OF CASHFLOWS

FOR THE YEAR ENDED DECEMBER 31, 2020

OPERATING ACTIVITIES
Net Income	$(67,056)
Non-Cash Adjustments
Increase in Accumulated Deprecation	215
Increase in Other Current Assets	(161)
Other Adjustments	(4,619)

NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES	(71,621)

INVESTING ACTIVITIES
—

NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES	—

FINANCING ACTIVITIES
Loan Due to Shareholders - Proceeds	34,000

NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	34,000

NET INCREASE (DECREASE) IN CASH	(37,621)
CASH AT BEGINNING OF PERIOD	44,671
CASH AT END OF PERIOD	$7,050

US Capital Global Securities	uscapglobalsecurities.com
555 Montgomery Street, Suite 1501	T +1 415 889 1010
San Francisco, CA 94111	F +1 415 358 5665

NOUSLOGIC HEALTHCARE INC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE A – ORGANIZATION AND NATURE OF ACTIVITIES

NOUSLOGIC HEALTHCARE INC (the “Company”) is a medical services provider/supplier in the Real Time Location Service (RTLS) market. The Company specializes in BLE (Blue Tooth Low Energy) mesh network which creates a Healthcare Event Management System capable of monitoring and enforcing compliance for critical hospital events such as infection control protocols (hand washing) and remote patient monitoring. The system is also tailored and scalable for immediate deployment in the Food Service / Hospitality market to take advantage of market trends post COVID -19 health compliance requirements.

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). As a result, the Company records revenue when earned and expenses when incurred.

Use of Estimates

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosures of contingent assets and liabilities and other items, as well as the reported revenues and expenses. Actual results could differ from those estimates.

Risks and Uncertainties

The Company has a limited operating history. The Company’s business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include, recession, downturn or otherwise, local competition or changes in consumer taste. These adverse conditions could affect the Company’s financial condition and the results of its operations.

Cash and Cash Equivalents

Cash and any cash equivalents include all cash balances, and highly liquid investments with maturities of three months or less when purchased

Property and Equipment (Fixed Assets)

Purchase of property and equipment are recorded at cost. Improvements and replacements of property and equipment are capitalized. All direct labor costs that have been identified in the installation or modification of specific equipment are capitalized. Maintenance and repairs that do not improve or extend the lives of property and equipment are charged to expense as incurred.

US Capital Global Securities	uscapglobalsecurities.com
555 Montgomery Street, Suite 1501	T +1 415 889 1010
San Francisco, CA 94111	F +1 415 358 5665

NOUSLOGIC HEALTHCARE INC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Revenue Recognition

Revenues are primarily derived from franchise fees (one-time and recurring fees) and training and support fees collected from franchisees. Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, or services have been rendered, the seller’s price to the buyer is fixed or determinable, and collectability is reasonable assured. The determination of whether fees and fixed or determinable and collection is reasonable assured involves the use of assumptions. Arrangement terms and customer information are evaluated to ensure that these criteria are met prior to recognition of revenue.

Income Taxes

The Company applies ASC 740 Income Taxes (“ASC 740”). Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any and the change during the period in deferred tax assets and liabilities. ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position is recognized only if it is “more likely than not” that the position is sustainable upon examination by the relevant taxing authority based on its technical merit.

The Company is subject to tax filing requirements as a corporation in the federal jurisdiction of the United States. The Company sustained net operating losses during fiscal year 2019 & 2018. Net operating losses will be carried forward to reduce taxable income in future years. Due to management’s uncertainty as to the timing and valuation of any benefits associated with the net operating loss carryforwards, the Company has elected to recognize an allowance to account for them in the financial statements but has fully reserved it. Under current law, net operating losses may be carried forward indefinitely.

Advertising Expenses

The Company expenses advertising costs as they are incurred.

Commitments and Contingencies

The Company is not currently involved with and does not know of any pending or threatening litigation against the Company or its members

US Capital Global Securities	uscapglobalsecurities.com
555 Montgomery Street, Suite 1501	T +1 415 889 1010
San Francisco, CA 94111	F +1 415 358 5665

NOUSLOGIC HEALTHCARE INC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Sales Taxes

The Company records sales and other taxes collected from customers and subsequently remitted to government authorities as accounts receivable with a corresponding offset to sales tax payable. The Company removes the sales tax payable balances from the balance sheet as cash is collected from the customer and remitted to the tax authority.

NOTE C – EQUITY

Common Stock

Under the articles of incorporation, the total number of common shares of stock that the Corporation shall have authority to issue is one million shares (1,000,000), all of which consist of shares of Class A Common Stock, $0.001 par value per share. As of December 31, 2019 & 2018, 825,008 shares have been issued and are outstanding.

NOTE D – DEBT

The Company has three short-term debt instruments. The first instrument is a loan due to shareholder in the amount of $4,000 @ 0% (annual), commenced on July 16, 2020. The second instrument is a loan due to shareholder in the amount of $25,000 @ 0% (annual), commenced on August 14, 2020. The third instrument is a loan due to shareholder in the amount of $5,000 @ 0% (annual), commenced on November 23, 2020. All three loans total to $34,000 and are due in full within 10 working days upon the completion of company’s anticipated capital raise in 2021.

NOTE E – CONCENTRATIONS OF RISK

Financial instruments that potentially subject the Company to credit risk consist of cash and cash equivalents. The Company places its cash and any cash equivalents with a limited number of high-quality financial institutions and do not exceed the amount of insurance provided on such deposits.

NOTE F – SUBSEQUENT EVENTS

Management has evaluated subsequent events through February 9, 2021, the date on which the financial statements were available to be issued. Management has determined that none of the events occurring after the date of the balance sheet through the date of Management’s review substantially affect the amounts and disclosure of the accompanying financial statements.

US Capital Global Securities	uscapglobalsecurities.com
555 Montgomery Street, Suite 1501	T +1 415 889 1010
San Francisco, CA 94111	F +1 415 358 5665

PART III – EXHIBITS

Exhibit 1.1	Underwriting Agreement
Exhibit 2.1	Articles of Incorporation*
Exhibit 2.2	Bylaws*
Exhibit 4.1	Form of Subscription Agreement
Exhibit 8.1	Escrow Agreement
Exhibit 12.1	Opinion of Sances Law
Exhibit 13.1	Executive Summary
Exhibit 13.2	Information Deck
Exhibit 16.1	Additional Disclosures

*Previously Filed

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on March 5, 2021.

Nouslogic, Inc.

By:	/s/ Gavin West
Gavin West, Chief Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Gavin West	CEO	March 5, 2020
Gavin West

US Capital Global Securities	uscapglobalsecurities.com
555 Montgomery Street, Suite 1501	T +1 415 889 1010
San Francisco, CA 94111	F +1 415 358 5665

For more information, please contact our investor relations team : Pankaj Vashisth at pv@uscapglobal.com

Securities offered through US Capital Global Securities LLC (“USCGS”), a SEC Registered Broker Dealer and member of FINRA and SIPC. The information has been obtained from the company referenced and does not purport to be complete. USCGS makes no representations or warranties, as to the accuracy, timeliness or completeness of the information. This does not constitute a solicitation of an offer to purchase any security. Any such offer or solicitation shall be made only pursuant to the confidential private placement memorandum. This document is intended solely for the addressee(s) and may not be redistributed without the prior permission of USCGS. View USCGS’ Form CRS at www.uscgs.com/crs.html.

© US Capital Global Securities, LLC. All rights reserved.

US Capital Global Investment Management, LLC

555 Montgomery Street, Suite 1501

San Francisco, CA 94111

Securities offered through US Capital Global Securities, LLC, member FINRA, SIPC.

Loans made or arranged pursuant to a California Finance Lenders Law License.

License No. 60DBO 43589

© US Capital Global Investment Management, LLC. All rights reserved.

052103ESA

US Capital Global Securities	uscapglobalsecurities.com
555 Montgomery Street, Suite 1501	T +1 415 889 1010
San Francisco, CA 94111	F +1 415 358 5665